            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis Series, Inc.:

We consent to the use of our report dated February 20, 2007, incorporated by reference in this Registration Statement of Davis Series, Inc. and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses for Davis Opportunity Fund, Davis Financial Fund, Davis Real
Estate Fund, Davis Appreciation & Income Fund, Davis Government Bond Fund, and
Davis Government Money Market Fund, comprising Davis Series, Inc. and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                                    KPMG LLP

Denver, Colorado
April 26, 2007